Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2022 (except for Note 25(a), as to which the date is August 31, 2022), in the Registration Statement (Form S-1) and related Prospectus of Ginkgo Bioworks Holdings, Inc. for the registration of 3,178,887 shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 7, 2022